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                                                                   EXHIBIT 99.2



Contact:       Mark A. Kaiser
               Chairman and CEO
               (404) 364-6700



            MEDIRISK ADOPTS SHAREHOLDER PROTECTION RIGHTS AGREEMENT

                ANNOUNCES RESULTS OF ANNUAL SHAREHOLDER MEETING

ATLANTA, Georgia (July 29, 1998) Medirisk, Inc. (Nasdaq/NM:MDMD), a leading provider of proprietary database products, decision-support software and analytical services to the healthcare industry, today announced that its Board of Directors has adopted a shareholder protection rights agreement designed to enhance the ability of all shareholders to realize the long-term value of their investment in the Company. The Company also announced that all four of the proposals as set forth in its proxy statement dated June 30, 1998 were approved at the annual meeting of shareholders on July 29, 1998.

        The shareholder protection rights agreement provides that one preferred stock purchase right will be distributed as a dividend on each outstanding share of common stock held of record as of the close of business on August 14, 1998.

        Mark A. Kaiser, chairman and chief executive officer, stated, "The rights plan is not intended to prevent and will not prevent an acquisition of the Company at a full and fair price, but it is intended to guard against partial tender offers or other abusive takeover tactics that might be used to gain control of the Company. We believe the rights plan will ensure the fair treatment of our shareholders by encouraging anyone seeking control of the Company to negotiate with the Board of Directors. The rights plan was not adopted in response to any effort to acquire control of the Company.

        "The shareholder protection rights agreement does not in any way weaken the Company's financial strength or interfere with its business plans. The issuance of the rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or shareholders and will not change the way in which the Company's shares are traded."


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Medirisk Adopts Shareholder Protection Rights Agreement
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July 29, 1998


        Each right will entitle holders of a share of common stock to purchase one one-hundredth of a share of a new series of junior participating preferred stock of the Company at an exercise price of $40.00. Each such fractional share of preferred stock is equivalent in voting power to one share of the Company's common stock and would be paid dividends equal to the dividends paid on each share of common stock. The rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock, or announces a tender or exchange offer that would result in such person or group beneficially owning 15% or more of the common shares of the Company. The rights are not triggered by present beneficial holders of 15% or more of the common stock unless they subsequently increase their beneficial holdings.

        If a person or group becomes a beneficial owner of 15% or more of the Company's common stock, then each right not owned by the triggering person or group entitles its holder to purchase, at the right's then-current exercise price, shares of Company common stock (or in certain circumstances as determined by the Company, a combination of cash, property, common shares or other securities) having a value of twice the rights exercise price of $40.00. (For example, at a market price of $10.00 per share, each right would entitle its holder to purchase eight shares of Company common stock.) For purposes of determining the value of participating preferred stock, each one-one-hundredth of a share will be considered to be equivalent in value to one share of Company common stock.

        In addition, if the Company is involved in a merger or business combination transaction with another person in which the Company is not the surviving corporation, each right that has not previously been exercised will entitle its holder to purchase, at the right's then-current exercise price, common shares of such other person having a value of twice the right's exercise price. The Company may terminate the rights without payment to the holders, at any time until the close of business on the tenth business day following an announcement by the Company that a person or group has become the beneficial owner of 15% or more of the Company's common stock.

        Details of the shareholder protection rights agreement will be outlined in a letter expected to be mailed on or about August 25, 1998 to all shareholders of record as of the record date.

        The four proposals approved at Medirisk's annual meeting were: (i) the re-election of Michael J. Finn to the Board of Directors for a term of three years; (ii) adoption of the Medirisk, Inc. 1998 Employee Stock Purchase Plan;
(iii) adoption of the Medirisk, Inc. 1998 Long-Term Incentive Plan; and (iv) the contingent issuance of Common Stock or Series 1998-A Preferred Stock by the Company to the former shareholders of Healthdemographics, a corporation acquired by the Company in March 1998.


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Medirisk Adopts Shareholder Protection Rights Agreement
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July 29, 1998


        Medirisk, Inc. is a leading provider of proprietary database products, decision-support software and analytical services to the healthcare industry. The Company's products and services enable its customers to make objective comparisons of the financial costs and clinical outcomes of physician services to customer-specific and industry benchmarks, analyze the supply of and demand for healthcare services, assess patient satisfaction with specific managed care plans and obtain information concerning the background and credentials of physicians. These capabilities assist healthcare industry participants in strategic planning, effective contracting and improving the delivery of care. Medirisk's corporate headquarters are located in Atlanta, Georgia.

        This press release, particularly the statements by Mr. Kaiser, includes forward-looking statements related to Medirisk that involve risks and uncertainties including, but not limited to, quarterly fluctuations in results, the management of growth, market acceptance of certain products and other risks. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Medirisk's future results, please see the Company's recently filed Form S-3, as amended (Registration Number 333-50015), and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from Medirisk's investor relations department.

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